Exhibit 4

AMENDMENT No. 2
to the
PORTER BANCORP, INC.
TAX BENEFITS PRESERVATION PLAN

This is Amendment No. 2 (this “Amendment”) dated as of May 23, 2018, to the TAX BENEFITS PRESERVATION PLAN dated as of June 25, 2015 (the “Plan”), between Porter Bancorp, Inc., a Kentucky corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), as amended by Amendment No. 1 dated August 5, 2015.

Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Plan.

The definition of “Final Expiration Date” in Section 1 of the Plan is hereby amended to read in its entirety as so amended as follows:

“Final Expiration Date” means June 30, 2021.”

All references  in the Plan and the exhibits thereto (including the Summary of Terms and the Form of Right Certificate) to “June 29, 2018” are hereby amended and replaced with “June 30, 2021”.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Plan to be duly executed by their respective authorized officers as of the day and year first above written.

PORTER BANCORP, INC.

By: /s/ Phillip W. Barnhouse

Name: Phillip W. Barnhouse

Title: Chief Financial Officer

American Stock Transfer & Trust Company, LLC, as Rights Agent

By: /s/Michael A. Nespoli

Name: Michael A. Nespoli

Title: Executive Director